UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 23, 2011

CEDAR FAIR, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-9444	34-1560655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE CEDAR POINT DRIVE, SANDUSKY OHIO		44870-5259
(Address of Principal Executive Offices)		(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (419) 626-0830

N. A.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2011, Richard Ferreira informed Cedar Fair, L.P. (the “Company”) that he intends to retire from the board of directors (the “Board”) of Cedar Fair Management Inc., the Company’s general partner (the “General Partner”), when his current term as a director expires, and will therefore not be standing for re-election to the Board of the General Partner at the 2011 annual meeting of unitholders (the “2011 Annual Meeting”). Also on May 23, 2011, David Paradeau and Darrel Anderson, at the request of the Nominating Committee, have agreed to not stand for re-election to the Board of the General Partner at the 2011 Annual Meeting in order to reduce the Board of the General Partner to seven directors, as stipulated in a previously announced agreement between the Company and Q Funding III L.P. and Q4 Funding L.P.

Messrs. Ferreira, Paradeau and Anderson each advised the Company that the reasons for their respective decisions was not the result of any disagreement with the Company.

Item 8.01.	Other Events.

On May 25, 2011, the Company issued a press release announcing the decisions of Messrs. Ferreira, Paradeau and Anderson to not stand for re-election to the Board of the General Partner at the 2011 Annual Meeting and that the Board of the General Partner has decided to nominate Gina D. France for election as director at the 2011 Annual Meeting. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

99.1	Press Release, dated May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.

Date: May 25, 2011	By:	/s/ Peter J. Crage
Peter J. Crage
Executive Vice President and
Chief Financial Officer